As filed with the Securities and Exchange Commission on August 29, 2018
811-22507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM N-1A

and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 31	☒
(Check appropriate box or boxes)

LEEWARD INVESTMENT TRUST
(Exact Name of Registrant as Specified in Charter)

116 South Franklin Street, P. O. Box 69, Rocky Mount, NC  27802
(Address of Principal Executive Offices)

252-972-9922
(Registrant's Telephone Number, including Area Code)

Paracorp Inc.
2140 South Dupont Hwy., Camden, DE  19934
 (Name and address of agent for service)

EXPLANATORY NOTE
This Amendment No. 31 to the Registration Statement of Leeward Investment Trust (the "Trust" or the "Registrant") on Form N-1A (File No. 811-22507) (the "Registration Statement") is being filed to amend and supplement and make other non-material changes to the Trust's Amendment No. 30 under the Investment Company Act of 1940, as amended (the "1940 Act"), filed on October 27, 2017 , as pertaining to Ultra Short Government Fund , a series of the Trust.

This Post-Effective Amendment No. 31 to the Trust's Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial shares in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), because  such shares will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions; other investment companies; or certain other entities that  are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial shares in the Registrant.

LEEWARD INVESTMENT TRUST

Ultra Short Government Fund

Supplement to the Offering Document and
Statement of Additional Information
August 29, 2018

This supplement to the Offering Document and Statement of Additional Information dated October 28, 2017, for the Ultra Short Government Fund (the "Fund"), a series of the Leeward Investment Trust (the "Trust"), updates the information described below.  For further information, please contact the Fund toll-free at 1-800-773-3863.  You may obtain additional copies of the Offering Document and Statement of Additional Information, free of charge, by writing to the Fund at Post Office Box 4365, Rocky Mount, North Carolina 27803 or by calling the Fund toll-free at the number above.
The first paragraph of the section entitled "Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Fund Holdings" with respect to the Fund, is replaced in its entirety with the following:
The investment objective of each Fund is non-fundamental and may be changed by a vote of the Board of Trustees.  Percentages of the "Fund's net assets" are measured as percentages of net assets plus borrowings for investment purposes. The investment policy of the Ultra Short Government Fund to invest 100% of its net assets in securities backed by government entities or secured by government issued securities, may be changed by the Board without shareholder approval, but shareholders will be given 60 days' notice.
The section entitled "Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Fund Holdings – Ultra Short Government Fund" is replaced in its entirety with the following:
The investment objective of the Government Fund is to provide capital preservation, a high degree of liquidity and a high level of current income.  The Government Fund seeks to achieve its investment objective by investing 100% of its net assets in securities backed by government entities or secured by government issued securities. Under normal circumstances, the Advisor will target investing in securities with remaining maturities of 397 days or less.  During certain economic conditions, the Advisor may invest up to 10% of the Government Fund's net assets in securities with maturities in excess of 397 days.
Under normal circumstances, the Advisor will target investing in fixed income securities rated "A" or "A-1" or better, or its equivalent, by one or more nationally recognized securities ratings organizations (S&P, Moody's, Fitch, each, an "NRSRO").  During certain economic conditions, the Advisor may invest up to 10% of the Government Fund's net assets in lower rated securities, but under no circumstances will the Fund invest in below investment grade securities.
The Government Fund may temporarily hold some or all of its assets in cash or in money market instruments, including U.S. Government obligations, shares of other mutual funds and repurchase agreements, or make other short-term investments, either to maintain liquidity or for short-term defensive purposes. Any money market or overnight cash investment by the Government Fund must be in a fund made up solely of government securities, or in an instrument that is secured not less than 100% by government securities.
The last bullet point in the section entitled "Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Fund Holdings – Ultra Short Government Fund-Principal Risks" is replaced in its entirety with the following:


When a Fund temporarily holds some or all of its assets in cash or in money market instruments, it may not achieve its investment objective while it is investing defensively. This practice is expected to have limited, if any, effect on each Fund's pursuit of its objectives over the long term.

The chart in the section entitled "Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Fund Holdings –Comparison to Rule 2a-7 government money market fund" with respect to the Fund is replaced in its entirety with the following:

Characteristic	Ultra Short Funds	Government money market funds under Rule 2a-7
Weekly liquid asset requirement	Not applicable.	At least 30% of a government money market fund's total assets must have remaining maturities of 60 days or less.
Illiquid Securities	Funds may invest up to 15% of their net assets in "illiquid" securities – securities that cannot be sold at fair market value within seven days.	Impermissible investments.
Eligible securities	The Government Fund invests 100% of its assets in securities backed by government entities or secured by government issued securities.	99.5% or more of its total assets in cash, government securities and/or repurchase agreements that are fully collateralized by cash or government securities.
NAV	Fluctuate based on the mark-to-market valuation of the Funds' assets (fair value used if market prices unavailable).	Amortization and accretion to maintain stable $1 NAV, subject to review by Fund Board.

This Supplement, the Offering Document, and the Statement of Additional Information provide relevant information for all shareholders and should be retained for future reference.  These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund's registration statement on Form N-1A, dated October 28, 2017, are incorporated herein by reference except where superseded hereby.

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly autheorized, in the City of Rocky Mount, and State of North Carolina on the 29th   day of August , 2018 .

LEEWARD INVESTMENT TRUST

/s/ Katherine M. Honey
By: Katherine M. Honey, President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

*	Trustee and Chairman	August 29, 2018
Theo H. Pitt, Jr.

*	Trustee	August 29, 2018
Thomas Galloway

*	President	August 29, 2018
Katherine M. Honey

*	Treasurer and Assistant Secretary	August 29, 2018
Ashley E. Harris

*By: /s/ Katherine M. Honey	Dated: August 29, 2018
Katherine M. Honey President and Attorney-in-Fact